UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Quest Software, Inc.

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Filed by Quest Software, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Quest Software, Inc.

Commission File No.: 000-26937

Important Information

The following includes a copy of a document sent by Quest Software, Inc. (“Quest” or the “Company”) to its employees entitled “EMPLOYEE FAQs—Updates as of July 25, 2012”, providing updates to the Employee FAQ document previously filed as Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed July 2, 2012.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Quest is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012.

Forward-Looking Statements

This filing may include predictions, estimates and other information regarding Quest and Dell Inc. (“Dell”) that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on Quest’s and Dell’s current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company and Dell may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) the ability to recognize benefits of the transaction; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; (10) that Quest and Dell are unable to successfully implement the plans, strategies and objectives of management for future operations, including the execution of integration strategies; and (11) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Quest and Dell are set forth in their respective filings with the SEC on Forms 10-K, 10-Q and 8-K, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Neither Quest nor Dell undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

EMPLOYEE FAQs – Updates as of July 25, 2012

Links by category:

•	General Questions

•	HR/Benefits

•	Products

•	Integration/Working Together

•	Quest Brand

•	Services & Support

•	Partners

General Questions

1.	Why is Dell acquiring Quest Software?

Quest aligns with Dell’s software strategy and its capabilities in systems management and security are critical components of Dell’s software portfolio. Quest complements many of Dell’s current businesses. Quest also gives Dell better presence in key areas that address disruptive market forces such as cloud, SaaS, virtualization, data explosion, and mobile devices in enterprise.

2.	What does this transaction mean to employees?

At this time, there is no change to the Quest organization or leadership structure. You will remain employed by Quest until the closing of the transaction. At the time of closing, Quest employees will become employees of Dell (subject to local laws and regulations). We are working with Dell on integration planning.

3.	When do you expect the transaction to close?

The transaction is expected to close in Q3, subject to approval by Quest’s shareholders and customary closing conditions.

4.	What are the next steps in the process?

While both sides are very excited about this transaction, we must continue to operate in the ordinary course of business and compete aggressively to maintain our business. So unless you or others on your teams are engaged with Dell as part of our existing reseller agreements, you should not contact Dell directly or share any confidential information with Dell.

5.	What will happen to Quest’s current management team?

At this time, there are no changes to Quest’s management team.

HR/Benefits

1.	Who will I report to?

Until the acquisition closes, you will continue to report to your existing manager. Any changes in reporting relationships will be communicated to you before the closing of the acquisition.

2.	Does Dell require all employees to report to a manager who lives in the same country?

No.

3.	Will Quest remote offices that are near Dell offices have to consolidate?

At this time, Quest employees will continue to be located in our existing facilities. For remote team members, Dell has a very flexible Connected Workplace program that supports remote work.

4.	Will any groups be asked to relocate to Austin?

At this time, Quest employees will continue to be located in our existing facilities.

5.	What happens to my stock options?

Vested stock options that are outstanding and unexercised immediately prior to the closing will be cashed out at closing and you will receive the excess of the offer price ($28.00 per share) over the exercise price for your options.

Unvested in-the-money options that are outstanding immediately prior to the closing will be assumed by Dell and converted into substantially similar equity awards. The terms of these awards will be the same as the terms under the Quest option plan, except that the number of shares and exercise price will be adjusted to appropriately reflect the conversion. The vesting schedule, remaining option life, etc. will continue on the same terms as currently exist under those equity awards.

If you hold unvested RSU awards, you will become entitled to receive, on each future vesting date and subject to continued employment, a payment equal to the offer price for the RSUs that would have vested on such future date.

All payments will be subject to taxes and withholding.

6.	How long will the hold on trading last?

We expect to remain in a black-out period until the transaction closes.

7.	Is there a Dell employee handbook? If so, when will it be made available to Quest employees?

Dell publishes all HR information on its intranet. After the close of the transaction, our employees will have access to the intranet and can access the relevant HR information for their country. Prior to close, in countries where we are able, we will hold information sessions with Dell HR representatives to provide details about key Dell HR topics, such as benefits and payroll.

8.	Will we be going through a staff/role audit anytime soon?

Until the transaction closes, there will be no changes to your job role or responsibilities. As integration planning progresses, we expect to make decisions about our future organization, including possible changes to your current job role, responsibilities and title. You will receive additional communication about any change impacting you prior to closing.

9.	Once the merger is completed, will all Quest employees get a formal offer letter or will we just simply roll up to Dell?

Quest’s US employees should receive employment letters at least two weeks before the anticipated closing of the transaction. The exact timing for other regions will vary by country, in compliance with local regulations.

10.	There has been lots of talk about the value that Sales, Marketing and R&D will bring to Dell, but what about departments like Finance/Accounting?

Dell is using Quest to form the foundation of our Software Group. Besides functions like Sales, Marketing and R&D, we will also need corporate functions like Finance/Accounting to provide the infrastructure for the new Software Group.

11.	What are the health benefits with Dell, and how do those benefits compare to Quest’s current health benefits? When will Dell release information about benefits?

Currently, the Quest and Dell HR teams are conducting an analysis of our respective benefits programs. We will communicate more information as soon as we are able.

12.	Will Quest’s health, life insurance, etc. expire at the end of 2012?

This is part of the benefits analysis and we should have an answer shortly, which we will communicate to you. In the future, these policies will be integrated in parallel with your country-specific payroll and benefits integration into Dell. You will receive additional information of changes impacting you as it becomes available.

13.	Will our vacation and time off days be the same?

This is part of the benefits analysis, and we should have an answer shortly, which we will communicate to you. In the future, these policies will be integrated in parallel with your country-specific payroll and benefits integration into Dell. You will receive additional information of changes impacting you as it becomes available.

14.	What about tenure? Do we lose that?

Quest team member service dates will be recognized at Dell. Dell will recognize your Quest service date for the purposes of benefits, so your tenure at Quest will be considered for vacation calculations. You will receive additional information of changes impacting you as it becomes available.

15.	Does Dell offer an education / school reimbursement benefit? If so, what is the limit for education/school reimbursement per year at Dell?

Dell does offer a tuition reimbursement program, and the amount varies by country.

16.	Will there be changes to Quest’s retirement (including 401(k) and RRSP) plans and company contributions to same?

This is part of the benefits analysis, and we should have an answer shortly, which we will communicate to you. In the future, these policies will be integrated in parallel with your country-specific payroll and benefits at Dell. You will receive additional information of changes impacting you as it becomes available.

17.	Will 401k contributions made in 2012 be “grandfathered” in according to the original rules in play when the contributions were made, or will they miss being matched altogether?

This is part of the benefits analysis, and we should have an answer shortly, which we will communicate to you.

18.	What is the Dell culture like? How will we ensure the Quest culture lives on within Dell?

Dell’s winning culture is grounded in its values, which have been part of Dell since the day the company was founded. Dell’s values remain constant and steadfast as the world continues to change. Although the way Dell expresses its values may evolve, they have always been grounded in three fundamental areas:

1.	What they focus on each day: Delivering results that make a positive difference

2.	How they interact with people: Leading with openness and optimism

3.	How they operate in the world: Winning with integrity

19.	What kind of flexibility does Dell offer with regard to work hours?

Dell has Flexible Work Solution Policies that provide flexibility for our team members. These policies vary by country, and this information will be shared with you as we get closer to close.

20.	What are Dell’s paydays?

There will be no immediate changes to pay schedules between now and the close of the acquisition. As part of our integration efforts, all employees should be integrated to Dell’s country-specific pay schedules. The timing of this change will depend on the country in which you are employed. We are in the process of developing detailed plans by country. You will receive information about any changes affecting your country-specific pay schedule as it becomes available. As an example, the pay schedules for Quest’s top four employee populations are:

•	United States: biweekly payroll – 26 pay periods yearly

•	Canada 288: biweekly payroll – 26 pay periods yearly

•	United Kingdom : Monthly – 12 pay periods yearly

•	Russia: Monthly – 12 pay periods yearly

21.	What time of year does Dell do its annual employee evaluations for raises and promotions?

Dell’s Pay Planning Cycle is in February and March.

22.	Quest has some employees on work visas. Will we continue to work with the same immigration attorneys or is this changing for when we renew visas for 2013?

After the transaction closes, we expect that we will transition immigration cases to Dell’s immigration attorneys. Anyone on a work visa will receive communication at least a month before close to describe the transition process.

23.	When can we find out information on employee discounts and be able to take advantage of them?

Once the acquisition is complete, Quest employees will be able to use Dell employee discounts. More information will be provided at that time.

Products

1.	Does Dell want all 200+ products, or will products be killed off?

Quest’s family of software solutions and key technologies are strongly aligned with Dell’s software strategy. There are areas of complementary IP as well as overlapping offers. The Dell and Quest management teams are working together as part of the integration planning process to discuss go-forward product strategies.

2.	How do we respond when a customer asks how this will affect continued support of products that they are considering purchasing?

Dell has a unique opportunity to develop a software business that leverages the strength of Dell’s existing software assets and creates solutions that create greater value than the sum of the parts. Dell’s plan is to grow and accelerate in software. Dell’s investment in Quest is critical to expanding Dell’s software capabilities. It is not Dell’s intention to disrupt Quest’s sales cycles. If that is a concern, please escalate your concern to your general manager. We can then work together to determine a solution.

3.	Since Dell is a PC solution company, will Quest’s DB and APM products continue to receive the same focus?

There is tremendous opportunity to build more Dell capability and expand our footprint in networking, security, storage, software, analytics, and systems management as we become a trusted end-to-end IT provider to our customers. The Dell and Quest team have already started working together to develop growth plans for each part of the business. Dell has a unique opportunity to develop a software business that leverages the strength of Dell’s existing software assets and creates solutions that create greater value than the sum of the parts. Dell’s plan is to grow and accelerate in software. The Database business is part of that investment. The Dell and Quest team have already started working together to develop growth plans for each part of the business.

4.	We have customers who are heavily invested in HP infrastructure. Some of them have asked if they purchase Quest products going forward if they have to swap their servers for Dell. What should we tell them?

No. One of Dell’s value propositions is being able to operate in heterogeneous environments. Dell is committed to the customer’s choice. Of course, we believe that a Dell end-to-end solution is the best solution. We will always strive to create a “better together” story and will operate based on customer preference.

Integration/Working Together

1.	On the Investor call, The Dell slides said the transaction was expected to close in Q3 FY13… not FY12. Is that a typo? Isn’t it scheduled to close this quarter?

It was not a typo. Dell’s Fiscal Year 2013 began in February 2012 and runs through the end of January 2013. Q3 of FY2013 begins in August 2012 and runs through the end of October 2012.

2.	Will our Fiscal year change to synch with Dell’s?

Dell’s Fiscal Year begins in February and runs through the end of January. Dell is currently in its Fiscal Year 2013. Upon close of the transaction, Quest’s fiscal year will align with Dell’s fiscal year.

3.	How long will it take to integrate with Dell?

Dell has acquired 18 companies since 2009. Dell has a deep understanding of how long it takes to integrate acquired companies. In working with Quest, Dell is fortunate that we also have similar experiences and expertise. In its acquisitions, Dell prefers to focus on employee retention and growth of the acquired business. Dell believes that it can work with speed to integrate while still preserving the most valuable assets of its acquired companies. Having said that, there is no specified timeline for Quest’s integration with Dell. Dell and Quest are both committed to ensuring that the integration is as smooth and seamless as possible for the Quest employees, partners and customers once the acquisition closes. There is a team of people who will work with key Quest team members to support the integration for the various functions.

4.	I’ve been made aware of several large RFI’s that could be good opportunities for both Quest and Dell. When can I start to engage Dell account managers and work these from a teaming standpoint?

As a reminder, prior to the closing of the pending acquisition, Dell and Quest will work together on integration planning, but during that time we continue day-to-day operations as two separate companies. Given that, joint sales opportunities between Dell and Quest should be conducted in the same way they were conducted prior to the announcement of the pending acquisition. Specifically:

•

Dell cannot influence or direct Quest’s operations in sales engagements. For example, Dell should not influence pricing decisions by Quest or influence whether or not Quest pursues an opportunity that it would normally pursue in the ordinary course of business.

•	Existing agreements between Dell and Quest are still in effect.

•	Neither company should speak on behalf of the other. This means that Dell should only speak to Dell’s products and Quest should only speak to Quest’s products.

•	In the normal course of business, the two companies should continue to compete against one another vigorously.

5.	We have been getting requests already to do training sessions on our solutions for Dell audiences (at their team meetings, for example). Is this kind of activity OK at this time?

Dell and Quest have been partners for a long time. We should continue to train each other through this transaction. Please reach out as needed based on your requests.

Quest Brand

1.	What will happen with Quest’s name, overall brand and key product brands (e.g. Toad, Foglight, etc.)?

There is a team in place at Dell and Quest that is working together to do a brand analysis. We will communicate outcomes of those decisions as soon as possible. Today, nothing changes.

Services and Support

1.	Quest uses a lot of contractors for PSO engagements. Now that we’re Dell, are we going to be forced to use Perot?

No. Dell is committed to partners and we are about choice. Dell always prefers a “better together” with Dell as the end-to-end IT solution; however, customer choice is important at Dell.

2.	For the Support organization, will Dell be adapting their support model to ours (i.e., follow the sun) or will we have to adapt to theirs?

Dell and Quest are currently working together to better understand every line of business. Dell will not make any changes to Quest’s support model in the short term. In the long term, with customers increasingly buying complete solutions of hardware, software and services, they will expect a seamless and consistent service and support experience. This means that Dell and Quest need to work together to put focus on providing superior customer experience. We will determine what that best model is during integration.

Partners

1.	Will partner or pricing strategy change after Quest becomes part of Dell Software?

All Quest partners should continue to engage with Quest and their customers and prospects as they always have. At this time, we have no plans to change pricing strategies for the Quest portfolio of products. The Quest and Dell leadership teams are currently assessing both channel programs to find ways to improve them collectively. Changes in the program, partner coverage, and other activity will be done in a fashion that will encourage more partner engagement, not less.

2.	Since Quest’s Data Protection business is 100% channel, our partners may get nervous about Dell changing that relationship. How will things change, and how should we handle this with our partners?

Nervousness from channel partners is understandable given Dell’s heritage of direct selling. However, the PartnerDirect program has received multiple accolades and continues to add partners and increase channel transactions at a rapid rate. In fact, Greg David, Dell’s VP GM of Global Commercial Sales, topped the list of CRN’s Top 10 Channel Sales Leaders of 2011. There will certainly be opportunities for direct sales of Quest products, but we are mindful of maintaining channel integrity through robust registration processes that include Dell’s sales team.

3.	HP is a partner to Quest, but more of a competitor with Dell. How are we (Quest) going to manage the HP partnership going forward?

For the immediate term and consistent with the overall partner engagement model during the integration planning – it is important that we drive a ‘business as usual’ cadence with HP and all Quest partners. Longer term, Dell Software has adopted a philosophical position that continued leverage of all Quest partners is the right/best go-to-market model. This includes HP, EMC, and others that, in other business areas, compete with Dell. Today’s IT landscape contains complex relationships and partnerships that are maintained with the best interests of our mutual customers as the common goal. We will continue to support these partners as we grow our business within Dell Software.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) an amended proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the amended proxy statement described above. Additional information regarding these directors and executive officers is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012.